Cedar Technical Services

P. O. Box 656 Baldwin City, Kansas 66006 (785) 594-2540

February 25, 2019

Mr. James Doris
Mid-Con Drilling, LLC
15915 Katy Freeway
Suite 450
Houston, TX 77094

Dear Mr. Doris;

As requested, Cedar Technical Services has prepared an estimate of the reserves, future production, and income attributable to the interests of Mid-Con Drilling LLC., in various counties in Kansas, operated by S & B Operating LLC (S & B), and Haas Peroleum (Haas)., as of December 31, 2018. This report is prepared for regulatory reporting purposes.

The estimated reserves and future income amounts presented in this report are related to crude oil prices. Oil prices used are based upon the 2018 average of the first-day-of-the-month index WTI, less, local price differentials. Future crude oil prices and operating costs were not escalated. Actual prices received in the future will likely vary from those used in this evaluation, therefore, volumes of reserves recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report. Following is a summary of the results of this study.

Estimated Net Reserves and Income Data
Mid-Con Drilling, LLC
Allen, Anderson, Franklin, Geary, Miami, Riley Wabaunsee & Wilson Cos., Kansas
As of December 31, 2018

	Proved			
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Remaining Reserves				
Oil (stock-tank barrels)	146,533	0	379,811	523,344
Income Data				
Future Net Income	$ 4,304,094	$ 0	$ 11,232,264	$ 15,536,359
Discounted FNI @ 10%	$ 2,768,235	$ 0	$ 5,647,728	$ 8,415,963

Proved, developed producing reserves were estimated by extrapolation of historical production decline curves, or by analogy to similar wells in the same reservoir. The reserves of this report are within the guidelines of reserve definitions of the Society of Petroleum Engineers.

Future cash flows were discounted at 10% per year, compounded annually in mid-year. Discounted net cash flow values represent the time value of money and should not be construed as a fair market value estimate.

The reserve values stated in this report are estimates and should not be interpreted as being exact quantities. They may or may not be actually recovered and the revenues so stated in the report may be more or less than what will ultimately be recovered. While reserve estimates presented herein are believed reasonable, they should be accepted with the understanding that economics, operations and reservoir performance after the date of the estimate may justify their revision.

The operators provided product prices, operating costs, production histories, and working and net revenue interests. Ad valorem, and/or severance taxes, when applicable, were included in the tax columns. Operating costs were held constant for the productive life remaining. No deductions were made for general administration and overhead expenses, loan repayments, interest expenses, pipeline taps, and exploration and development costs that are not charged directly to the leases or wells. Neither salvage values nor costs to plug and abandon wells were considered.

Although quite familiar with all of the properties reviewed, personnel of Cedar Technical Services did not make any field examination of the subject properties for the purposes of this report. No consideration or evaluation was made concerning any potential environmental liabilities, if any, caused by past operations.

This report has been prepared for the exclusive use of Mid-Con Drilling LLC.. The report shall not be reproduced, distributed or made available to any other person or company without the written consent of Cedar Technical Services. Cedar Technical Services has no interests, monetarily or otherwise, in the properties or company subject of this report. Any relationship with Mid-Con Petroleum LLC, Haas, or, S & B (or affiliated companies), their officers and agents or other interested parties involved with the assets of this report is strictly on a consulting basis.

Very truly yours,

CEDAR TECHNICAL SERVICES

Dwayne McCune

Dwayne McCune, P.E. (KS 7034)